Exhibit 10.1

UAP HOLDING CORP.

2004 LONG-TERM INCENTIVE PLAN/

DIRECTORS DEFERRED COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant:	[ Name ]

Number of Stock Units:	[ Number ]

Vesting Schedule:	100% vested upon grant

Payment Schedule:	100% upon Termination Date

Award Date:	[ Date ]

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) between UAP HOLDING CORP., a Delaware corporation (the “Corporation”), and the Participant is delivered under the UAP Directors Deferred Compensation Plan (the “DCP”) and pursuant to the UAP Holding Corp. 2004 Long-Term Incentive Plan (the “LTIP”, collectively with the DCP, the “Plans”).

W I T N E S S E T H

WHEREAS, the Compensation Committee of the Board of Directors has approved, and the Corporation has granted, effective as of the Award Date, to the Participant a restricted stock unit award under the Plans (the “Stock Unit Award” or “Award”), upon the terms and conditions set forth in this Agreement and in the Plans.

NOW, THEREFORE, in consideration of services to be rendered by the Participant and the mutual promises made in this Agreement and the mutual benefits to be derived from this Agreement, the parties mutually agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement, and not otherwise defined in this Agreement, shall have the meaning assigned to them in the DCP and/or the LTIP, as the case may be. If the DCP and the LTIP define a term differently, unless the context clearly indicates otherwise, the definition in the DCP shall govern and control. In the event that the terms and conditions of this Agreement conflict with the non-discretionary terms and conditions of the DCP and/or the LTIP, the terms and conditions of the DCP and/or LTIP shall govern and control and in the event of a conflict between the DCP and the LTIP, the DCP shall govern and control. For purposes of this Agreement, a “Stock Unit” means a unit of measurement equal to one outstanding share of Common Stock of the Corporation.

2. Grant. Subject to the terms of this Agreement and the Plans, the Corporation grants to the Participant a Stock Unit Award with respect to an aggregate number of Stock Units set forth above which are fully vested as of the Award Date. The grant shall be made pursuant to Section 4.2 of the DCP and shall be credited to the Participant’s Company Contribution Account pursuant to Section 5.1.2 of the DCP.

3. No Voting Rights. The Stock Units are bookkeeping entries only. The Participant shall have no rights as a stockholder of the Corporation and no voting rights with respect to the Stock Units or any shares of unissued Common Stock associated with such Stock Units.

4. Dividend Equivalent Payments. The Participant’s Company Contribution Account shall be credited with Dividend Equivalents and converted into additional Stock Units as provided in Section 5.2 of the DCP.

5. Stock Unit Payments. The Participant shall be entitled to payment of his entire Company Contribution Account upon his Termination Date.

6. Timing of Payment for Stock Units. Payment shall be made to a Participant as soon as administratively practicable following the date the Participant is entitled to payment under Section 5, but no later than the later of: (i) 2-1/2 months following the Termination Date; (ii) the December 31 of the year in which the Termination Date occurs or (iii) such other date as may be necessary to avoid taxes and penalties under Section 409A of the Code. Upon payment for a Stock Unit, the Stock Unit shall be cancelled.

7. Form of Payment for Stock Units. The Participant shall receive whole shares of Common Stock equal to the number of Stock Units for which the Participant is entitled to payment remaining after reducing the number of those Stock Units by the number of Stock Units necessary to pay the tax withholdings required by law, if any. In accordance with Section 7.1 of the DCP, Dividend Equivalents may be settled in cash or Common Stock. To the extent applicable, the Corporation shall divide the amount of the tax withholding required by law by the Fair Market Value of a Stock Unit on the date the Participant is entitled to payment pursuant to Section 5. The amount of tax withholding shall be rounded up to the next whole share of Common Stock so that the Participant receives only whole shares of Common Stock. The Fair Market Value of a Stock Unit shall be equal to the closing price for the Common Stock as furnished by the National Association of Stock Dealers, Inc. through the NASDAQ National Market Reporting System for the date the Participant is entitled to payment pursuant to Section 5.

8. [INTENTIONALLY LEFT BLANK].

9. Plans. The Award and all rights of the Participant with respect to the Award are subject to the terms of the Plans. In accepting this Award, the Participant acknowledges receipt of a copy of the Plans and agrees to be bound by all of the terms and conditions of the Plans.

10. Entire Agreement. This Agreement and the Plans together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties to the Agreement with respect to the Award. The Plans and this Agreement may be amended pursuant to the provisions the Plans.

11. Construction. This Agreement shall be construed and interpreted to comply with Code § 409A of the Code to the extent required to avoid any adverse tax consequences under Code § 409A. The Corporation reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to avoid any adverse tax consequences under Code § 409A.

12. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Award Date. By the Participant’s execution of this Agreement, the Participant agrees to the terms and conditions of this Agreement and of the Plan.

UAP HOLDING CORP.	PARTICIPANT
a Delaware corporation

By:
Name:	Signature
Title:

Address